Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Change of Location of Annual Meeting of Stockholders to be Held on April 30, 2020

March 31, 2020

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) today announced that, due to the emerging public health impact of the coronavirus disease 2019 (COVID-19) and to support the health and well-being of our stockholders, employees and directors, the location of the Company’s 2020 annual meeting of stockholders has been changed and will be held in a virtual meeting format only. As previously announced, the annual meeting will be held on Thursday, April 30, 2020 at 9:30 a.m. Eastern Time. To be admitted to the Annual Meeting and vote your shares, you must register by Tuesday, April 28, 2020, 5:00 p.m. Eastern Time (the “Registration Deadline”) and provide the control number as described in the notice or proxy card at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you. Further information regarding this change to the location of the annual meeting can be found in the proxy supplement filed by the Company with the Securities and Exchange Commission on March 31, 2020.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2019, the Company’s portfolio consisted of 1,000 freestanding net lease properties with a weighted average lease term of 14.6 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 100.0% leased to 205 tenants operating 265 different concepts in 16 industries across 44 states.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve numerous known and unknown risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission (the "Commission”). Copies of these filings may be obtained from the Company or the Commission.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619